Exhibit 99.1

Media and Investor Contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Reports Second Quarter 2018 Results

Excellent Execution All Around

Second Quarter 2018 Highlights:

•	Achieved net income attributable to Ryerson Holding Corporation of $17.5 million, or $0.46 per diluted share. Generated Adjusted EBITDA, excluding LIFO of $106.6 million, compared to $62.2 million in the first quarter of 2018, and $51.5 million in the second quarter of 2017.

•	Grew revenues by 20.8 percent compared to the second quarter of 2017 with 15.2 percent higher average selling prices per ton and 4.8 percent higher tons shipped. Sequentially, revenues increased 12.3 percent with 8.8 percent higher average selling prices and 3.2 percent higher tons shipped.

•	Generated gross margin of 17.5 percent, consistent with the first quarter of 2018 and 150 basis points higher than the year-ago period. Second quarter gross margin, excluding LIFO expanded to 21.7 percent, or 280 basis points higher compared to the first quarter of 2018 and 400 basis points higher compared to the second quarter of 2017.

•	Realized expense leverage with warehousing, delivery, selling, general, and administrative expenses as a percentage of sales declining to 13.1 percent compared to 13.8 percent in the first quarter of 2018 and 13.5 percent in the second quarter of 2017.

CHICAGO – August 1, 2018 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the second quarter ended June 30, 2018.

Eddie Lehner, Ryerson’s President and Chief Executive Officer said, “Thank you to our customers and to my Ryerson teammates as the Company delivered outstanding financial results in the second quarter. Ryerson executed at a high level across the entire enterprise in our never-ending pursuit of providing great customer experiences time after time. Adjusted EBITDA, excluding LIFO, gross margins, excluding LIFO, expense management, and asset management all improved sequentially and year-over-year. Following the second quarter, we also finalized our acquisition of Central Steel & Wire, our largest acquisition in over 10 years. We welcome our new colleagues at Central Steel & Wire in offering our customers the best of both our companies as we move forward together. The Ryerson team turned in a phenomenal first half of 2018 and enters the second half of the year with optimism around the current industrial metals processing and distribution demand environment.”

Second Quarter 2018 Financial Results

Revenues were $1,057.1 million for the second quarter of 2018, up 12.3 percent compared to the first quarter of 2018 due to 8.8 percent higher average selling prices and 3.2 percent higher volume. Compared to the year-ago period, revenues increased 20.8 percent driven by an increase in average selling price per ton of 15.2 percent and higher volume of 4.8 percent.

Gross margin of 17.5 percent for the second quarter of 2018 was consistent with the first quarter of 2018, and grew 150 basis points compared to the year-ago period. Included in cost of materials sold was LIFO expense of $43.9 million for the second quarter of 2018, $13.3 million for the first quarter of 2018, and $14.2 million for the year-ago period. Gross margin, excluding LIFO was 21.7 percent for the second quarter of 2018, compared to 18.9 percent in the first quarter, and 17.7 percent in the second quarter of 2017. Erich Schnaufer, Ryerson’s Chief Financial Officer, noted, “Ryerson achieved gross margins, excluding LIFO of 21.7 percent, 280 basis points higher sequentially as we executed well in an environment of improved pricing and demand conditions, contributing to our strong quarterly earnings.” A reconciliation of gross margin to gross margin, excluding LIFO is included below in this news release.

Warehousing, delivery, selling, general, and administrative expense increased by $8.4 million, or 6.4 percent, for the second quarter of 2018 compared to the prior quarter, driven by increased shipments. Ryerson demonstrated expense leverage as warehousing, delivery, selling, general, and administrative expenses declined to 13.1 percent of sales in the second quarter of 2018 compared to 13.8 percent in the first quarter of 2018, and 13.5 percent in the second quarter of 2017.

Net income attributable to Ryerson Holding Corporation was $17.5 million, or $0.46 per diluted share, for the second quarter of 2018 compared to net income of $10.4 million, or $0.28 per diluted share, in the prior quarter and $0.6 million, or $0.02 per diluted share in the year-ago quarter. Adjusted EBITDA, excluding LIFO, was $106.6 million in the second quarter of 2018 more than double the $51.5 million of earnings in the year-ago period and over 70 percent higher than the $62.2 million achieved in first quarter of 2018. A reconciliation of Adjusted EBITDA, excluding LIFO and net income attributable to Ryerson Holding Corporation is included below in this news release.

Six Months Ended June 30, 2018, Financial Results

Revenues in the first half of 2018 were $1,998.4 million, an increase of 18.3 percent compared to the first half of 2017, as average selling prices increased 12.3 percent and tons shipped increased 5.3 percent. Year-to-date, Ryerson shipments have outpaced the industry as measured by MSCI, which grew 4.3 percent compared to Ryerson’s North America shipments which grew 5.0 percent through the first six months of 2018.

Net income attributable to Ryerson Holding Corporation was $27.9 million, or $0.74 per diluted share, in the first six months of 2018 compared to $15.4 million, or $0.41 per diluted share, for the same period of 2017. Adjusted EBITDA, excluding LIFO increased 60 percent to $168.8 million in the first six months of 2018 compared to $105.8 million in the first six months of 2017. A reconciliation of Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation, is included below in this news release.

Second Quarter 2018 Balance Sheet, Cash Flow, and Liquidity

Ryerson’s second quarter inventory days of supply increased by two days to 71 compared to the second quarter of 2017, well within the Company’s goal of 70 to 75 days. Additionally, Ryerson maintained ample liquidity in the second quarter of 2018. As of June 30, 2018, borrowings were $385 million on our primary revolving credit facility with additional availability of $363 million. Including cash, marketable securities, and availability from foreign sources, Ryerson’s total liquidity was $414 million as of June 30, 2018 compared to $381 million as of March 31, 2018.

Cash used in operating activities was $17.9 million for the first six months of 2018, primarily due to higher valued inventory and receivables compared to year-end. In the first six months of 2017, cash used in operating activities was $81.5 million.

Central Steel & Wire Company Acquisition

In July 2018, Ryerson completed the acquisition of Central Steel & Wire Company (“Central Steel & Wire”). Central Steel & Wire, a metal service center with its valued brand spanning more than 100 years, offers a wide selection of products and capabilities centered on bar, tube, plate, and sheet products, and will continue to operate under its own brand name within the Ryerson network of service centers. Central Steel & Wire has approximately 900 employees and has annual revenue of approximately $600 million. The addition of Central Steel & Wire will enhance Ryerson’s combined commercial, processing, and operational strengths to provide a greater breadth of products and services for our customers.

Third Quarter 2018 Commentary

Ryerson management remains positive on demand conditions in the U.S. for the remainder of 2018, as economic indicators remain strong in the manufacturing economy. The U.S. industrial production index, as measured by the Federal Reserve, has remained elevated through June registering year-over-year monthly growth of three percent or more since February 2018. Trade actions continue to impact metal import flows, which are 10 percent lower in the first half of 2018 compared to the prior year period as reported by the U.S. Census Bureau.

Second Quarter 2018 Business Metrics

	Second Quarter 2018	First Quarter 2018	Second Quarter 2017	Sequential Quarter Change	Year-Over-Year Change
Tons shipped (In thousands)	543	526	518	3.2%	4.8%
Average selling price/ton	$1,947	$1,790	$1,690	8.8%	15.2%
Average cost/ton	1,606	1,477	1,419	8.7%	13.2%
Average cost/ton, excluding LIFO	1,525	1,452	1,392	5.0%	9.6%

Second Quarter 2018 Major Product Metrics

	Tons Shipped (Tons in thousands)					Average Selling Price per Ton Shipped
	Second Quarter 2018	First Quarter 2018	Second Quarter 2017	Sequential Quarter Change	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	410	394	390	4.1%	5.1%	9.9%	14.2%
Aluminum	54	56	52	(3.6)%	3.8%	12.1%	21.0%
Stainless steel	76	74	74	2.7%	2.7%	9.5%	14.8%

	Net Sales (Dollars in millions)
	Second Quarter 2018	First Quarter 2018	Second Quarter 2017	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	$532	$465	$443	14.4%	20.1%
Aluminum	240	222	191	8.1%	25.7%
Stainless steel	270	240	229	12.5%	17.9%

Six Months Ended June 30, 2018 Business Metrics

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017	Year-Over-Year Change
Tons shipped (In thousands)	1,069	1,015	5.3%
Average selling price/ton	$1,869	$1,665	12.3%
Average cost/ton	1,541	1,368	12.6%
Average cost/ton, excluding LIFO	1,487	1,355	9.7%

Six Months Ended June 30, 2018 Major Product Metrics

	Tons Shipped (Tons in thousands)			Average Selling Price per Ton Shipped
	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	804	764	5.2%	11.5%
Aluminum	110	102	7.8%	15.5%
Stainless steel	150	145	3.4%	11.3%

	Net Sales (Dollars in millions)
	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017	Year-Over-Year Change
Carbon steel	$997	$850	17.3%
Aluminum	462	371	24.5%
Stainless steel	510	443	15.1%

Earnings Call Information

Ryerson will host a conference call to discuss its second quarter 2018 results Thursday, August 2, 2018 at 10 a.m. Eastern Time. Participants may access the conference call by dialing 833-241-7253 (Domestic) or 647-689-4217 (International) and using conference ID 1298503. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson, combined with Central Steel & Wire, has around 4,600 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data — Unaudited

(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2018		2017	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2018	2017
NET SALES	$1,057.1	$941.3	$875.4	$1,998.4	$1,689.9
Cost of materials sold	871.8	776.4	735.0	1,648.2	1,388.9

Gross profit	185.3	164.9	140.4	350.2	301.0
Warehousing, delivery, selling, general, and administrative (1)	138.9	130.5	118.6	269.4	238.0

OPERATING PROFIT	46.4	34.4	21.8	80.8	63.0
Other income and (expense), net (1)	1.1	3.6	1.0	4.7	3.4
Interest and other expense on debt	(23.9)	(23.3)	(22.8)	(47.2)	(44.6)

INCOME BEFORE INCOME TAXES	23.6	14.7	—	38.3	21.8
Provision (benefit) for income taxes	6.2	4.1	(0.8)	10.3	6.0

NET INCOME	17.4	10.6	0.8	28.0	15.8
Less: Net income (loss) attributable to noncontrolling interest	(0.1)	0.2	0.2	0.1	0.4

NET INCOME ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$17.5	$10.4	$0.6	$27.9	$15.4

EARNINGS PER SHARE
Basic	$0.47	$0.28	$0.02	$0.75	$0.41

Diluted	$0.46	$0.28	$0.02	$0.74	$0.41

Shares outstanding — basic	37.3	37.2	37.2	37.3	37.2
Shares outstanding — diluted	37.6	37.5	37.3	37.6	37.3
Supplemental Data:
Tons shipped (000)	543	526	518	1,069	1,015
Shipping days	64	64	64	128	128
Average selling price/ton	$1,947	$1,790	$1,690	$1,869	$1,665
Gross profit/ton	341	313	271	328	297
Operating profit/ton	85	65	42	76	62
LIFO expense, net per ton	81	25	27	54	13
LIFO expense, net	$43.9	$13.3	$14.2	$57.2	$13.5
Depreciation and amortization expense	11.6	11.5	11.5	23.1	22.2
Cash flow from operating activities	(49.6)	31.7	(48.8)	(17.9)	(81.5)
Capital expenditures	(13.8)	(7.6)	(6.2)	(21.4)	(10.2)

(1)

As a result of adopting Accounting Standards Update 2017-07, “Compensation — Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post Retirement Benefit Cost,” we have reclassified a $1.9 million benefit in the second quarter of 2017 and a $4.0 million benefit in the first six months ended June 30, 2017 from Warehousing, delivery, selling, general, and administrative expense to Other income and (expense), net.

See Schedule 1 for Condensed Consolidated Balance Sheets

See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation

Schedule 1

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Condensed Consolidated Balance Sheets

(In millions, except shares)

	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$27.6	$77.4
Restricted cash	1.1	1.1
Receivable, less provision for allowances, claims and doubtful accounts of $2.0 in 2018 and $4.9 in 2017	505.6	376.3
Inventories	701.1	616.5
Prepaid expenses and other current assets	48.3	32.6

Total current assets	1,283.7	1,103.9
Property, plant and equipment, at cost	777.9	742.7
Less: accumulated depreciation	336.6	319.8

Property, plant and equipment, net	441.3	422.9
Deferred income taxes	8.4	17.9
Other intangible assets	45.9	46.9
Goodwill	120.3	115.3
Deferred charges and other assets	6.3	5.0

Total assets	$1,905.9	$1,711.9

Liabilities
Current liabilities:
Accounts payable	$430.1	$275.0
Salaries, wages and commissions	48.3	40.3
Other accrued liabilities	74.6	58.4
Short-term debt	29.9	21.3
Current portion of deferred employee benefits	7.7	7.7

Total current liabilities	590.6	402.7
Long-term debt	1,023.0	1,024.4
Deferred employee benefits	221.8	243.5
Other noncurrent liabilities	49.3	48.7

Total liabilities	1,884.7	1,719.3
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders’ equity (deficit):
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at 2018 and 2017	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 37,508,442 and 37,421,081 shares issued at 2018 and 2017, respectively	0.4	0.4
Capital in excess of par value	379.4	377.6
Accumulated deficit	(63.9)	(95.1)
Treasury stock, at cost — Common stock of 212,500 shares in 2018 and 2017	(6.6)	(6.6)
Accumulated other comprehensive loss	(290.6)	(286.3)

Total Ryerson Holding Corporation Stockholders’ Equity (Deficit)	18.7	(10.0)
Noncontrolling interest	2.5	2.6

Total Equity (Deficit)	21.2	(7.4)

Total Liabilities and Stockholders’ Equity	$1,905.9	$1,711.9

Schedule 2

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO

(Dollars in millions)

	2018		2017	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2018	2017
Net income attributable to Ryerson Holding Corporation	$17.5	$10.4	$0.6	$27.9	$15.4
Interest and other expense on debt	23.9	23.3	22.8	47.2	44.6
Provision (benefit) for income taxes	6.2	4.1	(0.8)	10.3	6.0
Depreciation and amortization expense	11.6	11.5	11.5	23.1	22.2

EBITDA	$59.2	$49.3	$34.1	$108.5	$88.2
Reorganization	0.6	0.7	1.4	1.3	1.9
Foreign currency transaction (gains) losses	0.6	(2.0)	0.7	(1.4)	0.4
Impairment charges on assets	—	—	0.2	—	0.2
Purchase consideration and other transaction costs	2.3	1.5	0.9	3.8	1.6
Other adjustments	—	(0.6)	—	(0.6)	—

Adjusted EBITDA	$62.7	$48.9	$37.3	$111.6	$92.3

Adjusted EBITDA	$62.7	$48.9	$37.3	$111.6	$92.3
LIFO expense, net	43.9	13.3	14.2	57.2	13.5

Adjusted EBITDA, excluding LIFO expense, net	$106.6	$62.2	$51.5	$168.8	$105.8

Net sales	$1,057.1	$941.3	$875.4	$1,998.4	$1,689.9
Adjusted EBITDA, excluding LIFO expense, net, as a percentage of net sales	10.1%	6.6%	5.9%	8.4%	6.3%

Gross profit	$185.3	$164.9	$140.4	$350.2	$301.0
Gross margin	17.5%	17.5%	16.0%	17.5%	17.8%

Gross profit	$185.3	$164.9	$140.4	$350.2	$301.0
LIFO expense, net	43.9	13.3	14.2	57.2	13.5

Gross profit, excluding LIFO expense, net	$229.2	$178.2	$154.6	$407.4	$314.5

Gross margin, excluding LIFO expense, net	21.7%	18.9%	17.7%	20.4%	18.6%

Note:

EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), net, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, targets. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), net, which is calculated as gross profit plus LIFO expense (or minus LIFO income), net, divided by net sales. We have excluded LIFO expense (income), net from the gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), net, gross margin, excluding LIFO expense (income), net, and Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of sales may differ from that of other companies.